EXHIBIT 99.1


            NATIONAL COAL CORP. ENTERS INTO ASSET PURCHASE AGREEMENT

Knoxville, Tenn. - (February 12, 2008) - National Coal Corp. (Nasdaq: NCOC), a producer of high-quality steam coal in Central and Southern Appalachia, today announced that it has entered into an asset purchase agreement with Xinergy Corp., pursuant to which the Company will sell the balance of its Kentucky assets, also known as Straight Creek, for approximately $11 million in cash. The transaction also will return to the Company approximately $8 million in cash pledged to secure reclamation bonds and other liabilities, and relieve the Company of $3 million in reclamation liabilities, $2.5 million of equipment related debt, and approximately $4 million in operating lease payments. The Company intends to use the sale proceeds to repay its $10 million senior secured term loan scheduled to mature in December 2008. The asset sale, which is subject to customary closing conditions, is expected to be completed before the end of the first quarter of 2008.

Xinergy Corp. was founded and is controlled by Jon Nix, who is a founder, significant stockholder, and former officer and director of National Coal. Morgan Keegan & Co., Inc. acted as financial advisor to National Coal Corp., and solicited indications of interest from multiple potential purchasers of the Straight Creek property. "We considered competing bids for the Straight Creek property before selecting the offer made by Xinergy Corp. and entering into the Purchase Agreement," stated Daniel Roling, President and CEO of National Coal.

Mr. Roling said the transaction is in line with the Company's strategic plan to focus on higher-margin assets with greater growth potential. "This sale will facilitate a number of positive changes for us. It will improve liquidity, strengthen our balance sheet with the early repayment of debt, and allow us to focus our production activities on those properties that we believe give us greater flexibility to react to the growing demand for coal we expect to experience this year."

During 2007, the Company's Straight Creek facilities produced approximately 300,000 tons. Mr. Roling continued, "Upon completion of this transaction, National Coal anticipates a current annual production rate of approximately 2.0 million tons of coal, split almost evenly between its Alabama and Tennessee operations. This refocusing of our efforts onto the higher margin and growth prospects of our operations should allow the Company to better achieve its long-term objective of creating stakeholder value."

Mr. Roling said he anticipates there will be opportunities in Alabama and Tennessee to increase production and sales given the significantly improving coal market. "The Company is well positioned to increase production from previously idled facilities including mines, preparation plants, and railroad load-outs. In addition, we have a number of properties in advanced stages of permitting, which we should be able to start-up to meet incremental demand from the current strong coal market."

Looking forward, the Company has committed under contract approximately 2.0 million tons of coal for production from Alabama and Tennessee for 2008, 1.5 million tons for 2009, and 630 thousand tons for 2010. In addition, the Company has the capacity to produce above those commitments should market conditions warrant.

ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky, and through its wholly-owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information visit www.nationalcoal.com.



      8915 George Williams Rd. Knoxville, TN 37923   865-690-6900 (phone)
                   865-691-9982 (fax)   www.nationalcoal.com
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INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance, including those regarding the proposed sale of the assets comprising the Company's Straight Creek mining operation, the expected benefits to the Company, and the anticipated closing of the transaction. These statements are based on certain assumptions and reflect our current expectations. Statements including words such as "anticipate," "propose," "estimate," "believe" or "expect" and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. Some of the factors that could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: (i) the worldwide demand for coal; (ii) the price of coal; (iii) the price of alternative fuel sources; (iv) the supply of coal and other competitive factors;
(v) the costs to mine and transport coal; (vi) the ability to obtain new mining permits; (vii) the costs of reclamation of previously mined properties; (viii) the risks of expanding coal production; (ix) the ability to bring new mining properties on-line on schedule; (x) industry competition; (xi) our ability to continue to execute our growth strategies; (xii) general economic conditions; and (xiii) the risk that the proposed transaction may not be completed in a timely manner, if at all. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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